GOLDSTEIN GOLUB KESSLER LLP

Certified Public Accountants and Consultants

November 26, 2007

Mr. Fred Cobb
Chief Financial Officer
Advaxis, Inc.
675 US Highway One, Suite B113
North Brunswick, NJ 08902

Dear Mr. Cobb:

Effective October 3, 2007, the partners of Goldstein Golub Kessler LLP (GGK), became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement. As a result of this transaction, the client-auditor relationship between Advaxis, Inc. (Commission File Number 000-28489) and GGK, independent registered public accounting firm, has ceased.

Sincerely,

Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

cc: PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561